EXHIBIT 2.1
FIRST AMENDMENT TO
LIQUIDS GATHERING SYSTEM
SUBLETTE COUNTY, WYOMING
PURCHASE AND SALE AGREEMENT

This First Amendment to Liquids Gathering System Sublette County, Wyoming Purchase and Sale Agreement (this “Amendment”) is made as of December 12, 2012 (“Effective Date”), by and between ULTRA WYOMING, INC., a Wyoming corporation (“Seller”) whose address is 400 N. Sam Houston Parkway E., Suite 1200, Houston, Texas 77060, and PINEDALE CORRIDOR, LP, a Delaware limited partnership (“Buyer”) whose address is 4200 W. 115th Street, Suite 210, Leawood, Kansas 66211. Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

The Parties have entered into a Liquids Gathering System Sublette County, Wyoming Purchase and Sale Agreement dated as of December 7, 2012 (the “Agreement”) pursuant to which Buyer agreed to purchase, and Seller agreed to sell and convey, the Assets.

Section 3.1 of the Agreement provides that Buyer agrees to pay to Seller the Purchase Price at Closing in Current Funds.

The Parties desire to amend Section 3.1 of the Agreement and make certain additional representations and warranties and agreements, as set forth herein.

AGREEMENT

In consideration of the mutual promises, covenants and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows.

1.           The Second Sentence of Section 3.1 of the Agreement shall be deleted and replaced with the following: “If the transaction contemplated by the Transaction Documents (“Transaction”) closes, Buyer agrees to pay to Seller the Purchase Price at Closing as follows: (i) $205,000,000 in Current Funds; and (ii) the transfer to Seller of 1,050,420 common units of NGL Energy Partners, LP (the “Units”) currently held by Buyer, free of any Liens or encumbrances.

2.  Seller acknowledges that the Units are “restricted securities” under the federal securities law and are, as a result, currently subject to limitations on transfer.  Seller further acknowledges that the Units are currently held in book entry form and, when certificated, will bear a legend reflecting the foregoing restrictions on transfer.

3.           Buyer is the sole record and beneficial owner of the Units, and owns the Units free and clear of all Liens and encumbrances.  Upon delivery of certificates representing the Units, duly endorsed for transfer to Seller as contemplated by Section 4 of this Amendment, Seller will become the owner of the Units, free and clear of any Liens and encumbrances created by Buyer.  Buyer acquired the Units on June 19, 2012, in a transaction not involving a public offering (as defined in the Securities Act), and paid the full consideration for the Units on June 19, 2012.  Buyer is not an affiliate (as used in Rule 144 under the Securities Act) of the issuer of the Units.  Buyer has not entered into, and is not bound by, any contractual provisions or agreements which limit or otherwise restrict or condition the right of Buyer to sell, assign or transfer the Units, except for restrictions imposed by the Securities Act.

4.           At and prior to the closing, Buyer and Seller cooperate in good faith and shall take such steps as are necessary to transfer ownership of the Units from Seller to Buyer.

5.           Section 13.1 is amended to provide that the “Closing Date” shall be December 20, 2012, or on such other date as Buyer and Seller mutually agree in writing.

6.           Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the same meanings as set forth in the Agreement.

7.           Except as modified and amended by this Amendment, the Agreement shall remain in full force and effect and its terms are hereby ratified and confirmed.

Executed as of the Effective Date.

SELLER
ULTRA WYOMING, INC., a Wyoming corporation

By:	/s/ Marshall D. Smith
Marshall D. Smith, Senior Vice President and
Chief Financial Officer

BUYER
PINEDALE CORRIDOR, LP, a Delaware limited partnership
By:	PINEDALE GP, INC., a Delaware corporation, its sole general partner

By:	/s/ Richard C. Green
Richard C. Green, Chairman